Exhibit 99.1

FOR IMMEDIATE RELEASE

November 4, 2010

Contact:

John B. Woodlief

Vice President – Finance

and Chief Financial Officer

           704-372-5404

Ruddick Corporation Reports Fiscal 2010 Results

CHARLOTTE, N.C.—November 4, 2010--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the 53 weeks of fiscal 2010 increased by 7.9% to $4.40 billion from $4.08 billion in the 52 weeks of fiscal 2009. Consolidated sales for the 14-week fiscal fourth quarter ended October 3, 2010 increased by 13.5% to $1.19 billion from $1.05 billion in the 13-week fourth quarter of fiscal 2009. The increase in consolidated sales for the year and quarter was attributable to sales improvements at both of the Company’s operating subsidiaries - Harris Teeter, the Company’s supermarket subsidiary, and American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary - and an extra week of operations in fiscal 2010.

The Company reported that consolidated net income for fiscal 2010 increased by 30.3% to $112 million, or $2.31 per diluted share, from $86 million, or $1.78 per diluted share, for fiscal 2009. For the fiscal fourth quarter ended October 3, 2010, consolidated net income increased by 35.1% to $32.0 million, or $0.66 per diluted share, from $23.6 million, or $0.49 per diluted share, in the fourth quarter of fiscal 2009. Net earnings for both the fiscal year and fourth quarter were favorably impacted by significant operating profit improvements at A&E when compared to the prior year periods, operating profit improvements at Harris Teeter and gains realized in connection with the exchange of the Company’s corporate aircraft.  The exchange of the Company’s corporate aircraft during fiscal 2010 resulted in pre-tax gains totaling $3.9 million ($2.4 million after tax, or $0.05 per diluted share), of which $1.8 million ($1.1 million after tax, or $0.02 per diluted share) was realized in the fourth quarter. As previously disclosed, fiscal 2009 results included non-cash charges totaling $9.9 million ($6.1 million after tax benefits, or $0.13 per diluted share) related to goodwill and long-lived asset impairments recognized by A&E.

Harris Teeter sales for fiscal 2010 increased by 7.1% to $4.10 billion from $3.83 billion in fiscal 2009.  Sales for the fourth quarter of fiscal 2010 were $1.11 billion, an increase of 12.5% from the $984.5 million in the fourth quarter of fiscal 2009. The increase in sales for both the fiscal year and fourth quarter was attributable to sales from incremental new stores and the extra week of operations in fiscal 2010. The additional week in fiscal 2010 accounted for approximately 2.0% and 7.8% of the total sales increase for the fiscal year and fourth quarter, respectively. The sales increase was partially offset by comparable store sales declines of 1.10% for the year and 0.14% for the fourth quarter. Comparable store sales were computed on a 14-week and 53-week basis by adding an additional week of sales to the respective prior year periods. Comparable store sales continue to be negatively impacted by retail price deflation driven by promotional activity and changes in consumer purchasing habits, reflective of the current economic environment.

During fiscal 2010, Harris Teeter opened 13 new stores (2 of which replaced existing stores) and closed 3 stores, for a net addition of 10 stores. Harris Teeter operated 199 stores at the end of fiscal 2010. Retail square footage increased by 6.4% in fiscal 2010, as compared to an increase of 8.7% in fiscal 2009.

Operating profit at Harris Teeter for fiscal 2010 increased 3.4% to $181.6 million (4.43% of sales) from $175.6 million (4.59% of sales) in fiscal 2009. Operating profit for the fourth quarter of fiscal 2010 increased by 12.9 % to $49.1 million (4.43% of sales) from $43.5 million (4.41% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $8.4 million (0.20% of sales) and $14.4 million (0.37% of sales) in fiscal 2010 and 2009, respectively.  Pre-opening costs for the fiscal fourth quarter of 2010 and 2009 were $1.8 million (0.16% of sales) and $2.8 million (0.29% of sales), respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and market location.

The increase in Harris Teeter’s operating profit resulted primarily from Harris Teeter’s increased sales and a continued emphasis on operational efficiencies and cost controls.  Savings realized through these efforts have been utilized to fund increased promotional activity designed to provide additional value to our customers and offset increased occupancy costs, pension expense and increased debit and credit card fees.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation stated, “Harris Teeter’s fiscal 2010 operating profit of $181.6 million is the highest operating profit in our history. This accomplishment was realized during a period of heightened competitive activity and economic uncertainty that has led to unprecedented low levels of consumer confidence. During fiscal 2010, we drove customer shopping visits and loyalty through investments in our lower everyday prices and promotional activity. As a result, our customer loyalty data indicates that the number of active households increased by 1.29% per comparable store in fiscal 2010 and the total number of customer transactions and number of items sold also increased. A portion of our investment in pricing has been offset by greater vendor funding support, improved operational efficiencies and cost saving initiatives across all areas of the business. Our cost saving initiatives resulted in a reduction of 46 basis points in selling, general and administrative expenses as a percent of sales on a year over year basis. During the fourth quarter of fiscal 2010, Harris Teeter’s SG&A margin declined 9 basis points to 25.26% from 25.35% in the same period last year.”

A&E sales for fiscal 2010 increased by 20.0% to $301.1 million from sales of $250.8 million in fiscal 2009. For the fourth quarter of fiscal 2010, sales rose 30.2% to $82.7 million from $63.5 million in the fourth quarter of fiscal 2009. Foreign sales accounted for approximately 54% of A&E sales in fiscal 2010, as compared to 55% in fiscal 2009.

A&E recorded operating profit of $19.5 million in fiscal 2010, as compared to an operating loss of $14.6 million in fiscal 2009.  As previously disclosed, the operating loss in fiscal 2009 included non-cash impairment charges of $9.9 million recognized in the third quarter. For the fourth quarter ended October 3, 2010, A&E’s operating profit was $6.6 million, as compared to $1.3 million for the same period of fiscal 2009. Operating profit improvements were realized in A&E’s U.S. operations and the majority of its foreign operations. The increase in sales, along with inventories being in line with sales volumes, contributed to improved operating schedules at most of A&E’s manufacturing facilities.  Improved operating results were also realized through cost reduction measures taken in fiscal 2009.

Dickson said, “We are very pleased with A&E’s results for fiscal 2010. A&E was well positioned to take advantage of the rebound in sales that resulted from improvements in retail sales of apparel and automobiles.  A&E’s previous efforts to consolidate manufacturing capacities and reduce operating and overhead costs have contributed significantly to the improvement in profitability as sales and production volumes have risen. In addition, improved operating results have also been realized through the sizeable Asian operations in which A&E holds both controlling and noncontrolling interests. Today, A&E has over 60% of its total finishing production capacity located in Asia, including its joint ventures. We will continue to enhance our international operations and evaluate A&E's structure to best position A&E to take advantage of opportunities available through these operations.”

For fiscal 2010, depreciation and amortization for the consolidated Ruddick Corporation totaled $135.3 million and capital expenditures totaled $132.1 million. Total capital expenditures for the year ended October 3, 2010, were comprised of $106.7 million for Harris Teeter, $3.9 million for A&E and $21.5 million for Corporate. During fiscal 2010, Harris Teeter made an additional net investment of $7.5 million ($21.3 million of additional investments less $13.8 million received from property investment sales and partnership returns) in connection with the development of certain of its new stores. As previously disclosed, A&E spent $0.3 million to acquire the noncontrolling interest in its joint ventures in South Africa and now has a 100% ownership interest.

Harris Teeter’s strong operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores, along with the remodeling and expansion of existing stores. During fiscal 2011, Harris Teeter plans to open 8 new stores (one of which will replace an existing store) and complete major remodels on 8 stores.  The fiscal 2011 new store openings are currently scheduled for 2 in the first quarter, 3 in the second quarter, 1 in the third quarter and 2 in the fourth quarter.  The decrease in planned new store openings from fiscal 2010 to fiscal 2011 reflects the Company’s efforts, as previously disclosed, to delay new store openings during these challenging economic times. Although planned new store openings are down from last year, Harris Teeter has increased the planned capital investments in its existing store base as part of the remodel and expansion plans. The new store development program for fiscal 2011 is expected to result in a 4.1% increase in retail square footage, as compared to a 6.4% increase in fiscal 2010.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Fiscal 2011 consolidated capital expenditures are planned to total approximately $174 million, consisting of $165 million for Harris Teeter and $9 million for A&E.  Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit. Management believes that the Company’s revolving line of credit provides sufficient liquidity for what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for fiscal 2011 due to the current economic environment and its impact on the Company’s customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands and to maintain or increase its customer base. The retail grocery market remains intensely competitive and there is no assurance that the improvements in the textile and apparel industries will continue. Any operating improvement will be dependent on the Company’s ability to increase Harris Teeter’s market share, to continue the improvement in A&E’s sales and resulting operating schedules, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia; and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

Ruddick Corporation
Consolidated Condensed Statements of Earnings
(in thousands, except per share data)
(unaudited)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009
Net Sales:
Harris Teeter	$1,107,249	$984,461	$4,099,353	$3,827,005
American & Efird	82,679	63,482	301,097	250,817
Total	1,189,928	1,047,943	4,400,450	4,077,822

Cost of Sales:
Harris Teeter	778,453	691,425	2,871,907	2,657,564
American & Efird	62,137	50,093	228,685	202,901
Total	840,590	741,518	3,100,592	2,860,465

Gross Profit:
Harris Teeter	328,796	293,036	1,227,446	1,169,441
American & Efird	20,542	13,389	72,412	47,916
Total	349,338	306,425	1,299,858	1,217,357

Selling, General and Administrative Expenses:
Harris Teeter	279,728	249,586	1,045,860	993,850
American & Efird	13,952	12,103	52,907	52,646
Corporate	(316)	1,684	3,120	6,119
Total	293,364	263,373	1,101,887	1,052,615

Impairment Charges - American & Efird:
Goodwill Impairment	—	—	—	7,654
Long-Lived Asset Impairments	—	—	—	2,237
Total	—	—	—	9,891

Operating Profit (Loss):
Harris Teeter	49,068	43,450	181,586	175,591
American & Efird	6,590	1,286	19,505	(14,621)
Corporate	316	(1,684)	(3,120)	(6,119)
Total	55,974	43,052	197,971	154,851

Other Expense (Income):
Interest expense	5,042	4,011	20,072	17,307
Interest income	(38)	(56)	(196)	(493)
Net investment gain	—	(92)	(310)	(746)
Total	5,004	3,863	19,566	16,068

Income Before Taxes	50,970	39,189	178,405	138,783
Income Tax Expense	18,709	15,344	65,297	52,225
Net Income	32,261	23,845	113,108	86,558
Less: Net Income Attributable to the
Noncontrolling Interest	300	196	1,067	594

Net Income Attributable to Ruddick Corporation	$31,961	$23,649	$112,041	$85,964

Net Income Attributable to Ruddick Corporation
Per Share:
Basic	$0.66	$0.49	$2.32	$1.79
Diluted	$0.66	$0.49	$2.31	$1.78

Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	48,314	48,004	48,215	47,964
Diluted	48,703	48,419	48,600	48,337

Dividends Declared Per Common Share	$0.12	$0.12	$0.48	$0.48

Ruddick Corporation
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	October 3,	September 27,
	2010	2009
Assets
Current Assets:
Cash and Cash Equivalents	$73,612	$37,310
Accounts Receivable, Net	99,407	80,146
Refundable Income Taxes	16,767	9,707
Inventories	320,506	310,271
Deferred Income Taxes	2,236	6,502
Prepaid Expenses and Other Current Assets	32,443	30,350
Total Current Assets	544,971	474,286

Property, Net	1,067,807	1,080,326
Investments	174,733	156,434
Deferred Income Taxes	977	30,285
Goodwill	515	515
Intangible Assets	21,434	23,754
Other Long-Term Assets	79,449	78,721

Total Assets	$1,889,886	$1,844,321

Liabilities and Equity
Current Liabilities:
Notes Payable	$6,785	$7,056
Current Portion of Long-Term Debt and Capital Lease Obligations	12,035	9,526
Accounts Payable	228,748	227,901
Dividends Payable	—	5,825
Deferred Income Taxes	159	68
Accrued Compensation	64,102	65,295
Other Current Liabilities	90,218	87,194
Total Current Liabilities	402,047	402,865

Long-Term Debt and Capital Lease Obligations	296,131	355,561
Deferred Income Taxes	1,721	580
Pension Liabilities	185,445	168,060
Other Long-Term Liabilities	105,619	98,892

Equity:
Common Stock	98,285	89,878
Retained Earnings	918,843	830,236
Accumulated Other Comprehensive Loss	(124,679)	(108,524)
Total Equity of Ruddick Corporation	892,449	811,590
Noncontrolling Interest	6,474	6,773
Total Equity	898,923	818,363

Total Liabilities and Equity	$1,889,886	$1,844,321

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	53 Weeks	52 Weeks
	October 3,	September 27,
	2010	2009
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$112,041	$85,964
Non-Cash Items Included in Net Income
Depreciation and Amortization	135,338	125,487
Deferred Income Taxes	44,971	10,393
Net Gain on Sale of Property	(5,802)	(792)
Impairment Losses	—	9,891
Share-Based Compensation	6,104	5,722
Other, Net	(5,912)	(2,652)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(19,015)	11,470
Inventories	(10,194)	1,833
Prepaid Expenses and Other Current Assets	(1,408)	(6,769)
Accounts Payable	(456)	(9,196)
Other Current Liabilities	(6,222)	5,550
Other Long-Term Operating Accounts	(7,301)	(4,102)
Dividends Received	1,553	940
NET CASH PROVIDED BY OPERATING ACTIVITIES	243,697	233,739

INVESTING ACTIVITIES
Capital Expenditures	(132,130)	(209,203)
Purchase of Other Investments	(21,298)	(16,980)
Proceeds from Sale of Property	25,580	5,944
Return of Partnership Investments	3,364	3,152
Investments in COLI, net of Proceeds from Death Benefits	158	(702)
Other, Net	(488)	(996)
NET CASH USED IN INVESTING ACTIVITIES	(124,814)	(218,785)

FINANCING ACTIVITIES
Net Proceeds from (Payments on) Short-Term Debt Borrowings	941	(3,836)
Net (Payments on) Proceeds from Revolver Borrowings	(52,900)	23,900
Proceeds from Long-Term Debt Borrowings	5,319	1,652
Payments on Long-Term Debt and Capital Lease Obligations	(9,450)	(12,212)
Dividends Paid	(29,259)	(17,465)
Proceeds from Stock Issued	3,954	1,598
Share-Based Compensation Tax Benefits	1,366	482
Shares Effectively Purchased and Retired for Withholding Taxes	(1,375)	(1,176)
Purchase and Retirement of Common Stock	(1,491)	—
Other, Net	53	135
NET CASH USED IN FINANCING ACTIVITIES	(82,842)	(6,922)

INCREASE IN CASH AND CASH EQUIVALENTS	36,041	8,032
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	261	(481)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	37,310	29,759

CASH AND CASH EQUIVALENTS AT END OF YEAR	$73,612	$37,310

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$19,422	$17,360
Income Taxes	28,214	43,588
Non-Cash Activity:
Assets Acquired Under Capital Leases	28	30,034

Ruddick Corporation
Other Statistics
October 3, 2010
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
4th Fiscal Quarter	$31.5	$3.3	$0.1	$34.9
Fiscal Year to Date	121.5	13.6	0.2	135.3

Capital Expenditures:
4th Fiscal Quarter	$36.4	$1.8	$21.5	$59.7
Fiscal Year to Date	106.7	3.9	21.5	132.1

Purchase of Other Investment Assets:
4th Fiscal Quarter	$11.1	$—	$—	$11.1
Fiscal Year to Date	21.3	—	—	21.3

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		199		189
Opened during the period		—		13
Closed during the period		—		(3)
Stores in operation at end of period		199		199

		Quarter		Year to Date

Harris Teeter Comparable Store Sales		-0.14%		-1.10%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period